UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 1, 2021

CHART INDUSTRIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-11442	34-1712937
(State of other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

3055 Torrington Drive Ball Ground, Georgia	30107
(Address of principal executive offices)	(ZIP Code)

Registrant’s telephone number, including area code: (770) 721-8800

NOT APPLICABLE

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01	GTLS	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 1, 2021, the Board of Directors of Chart Industries, Inc. (the “Company”) appointed Joe Brinkman, age 51, as the Company’s Vice President and Chief Financial Officer (“CFO”), effective immediately. Prior to his appointment, Mr. Brinkman was Vice President and General Manager of Industrial Gas Products, the Company’s largest business. In his 23 years with the Company, Mr. Brinkman has served in numerous leadership positions, including leading the Company’s Global Sourcing team. In his role as CFO, Mr. Brinkman will be responsible for the Company’s financial reporting, corporate accounting, financial planning and analysis, global sourcing, Chart Business Services (global shared services) and information technology functions. Mr. Brinkman will succeed Scott Merkle, who on October 1, 2021, stepped down as the Company’s Vice President and CFO in connection with his planned retirement from the Company on October 1, 2022. Mr. Merkle also relinquished his duties as Treasurer of the Company and that position will be held by Tom Pittet, who also is the Company’s Vice President, Risk and Treasury.

In connection with Mr. Brinkman’s promotion and additional responsibilities, the following will apply:

•	Mr. Brinkman’s base salary will be increased to $310,000 on an annualized basis;

•	Mr. Brinkman’s target incentive amount for 2021 under the Company’s annual cash incentive program will be increased to 50% of his base salary; and

•	Mr. Brinkman’s long-term incentive target will be increased to 50% of his salary.

In connection with his appointment as Vice President and CFO, Mr. Brinkman’s existing Severance Agreement, dated October 16, 2012 (the “Severance Agreement”), which provides him a lump sum payment of 12 months of his current base salary and 12 months of continuation coverage for health insurance in the event he is terminated without cause (as defined in the Severance Agreement), was amended and restated (as so amended and restated, the “Amended Severance Agreement”) to provide Mr. Brinkman with certain benefits in the event he is terminated by the Company without cause or if Mr. Brinkman resigns for good reason (as defined in the Amended Severance Agreement) in connection with a Change in Control (as defined in the Amended Severance Agreement) of the Company, including a lump sum payment equal to (i) 100% of Mr. Brinkman’s highest base salary paid during his employment, (ii) 100% of the greater of Mr. Brinkman’s target bonus for the year in which termination occurs or Mr. Brinkman’s actual annual bonus for the year preceding termination and (iii) the premium subsidy the Company would have otherwise paid for health insurance for the 12 months following termination, plus certain other accrued benefits.

There are no arrangements or undertakings between Mr. Brinkman and other persons pursuant to which he was selected to serve as the Company’s Vice President and CFO, nor are there any family relationships between Mr. Brinkman and any of the Company’s directors or executive officers. Mr. Brinkman has no material interest in any transactions, relationships or arrangements with the Company that would require disclosure under Item 404(a) of Regulation S-K promulgated under the Securities Exchange Act of 1934, as amended.

In connection with Mr. Merkle stepping down as Vice President and CFO and his providing transition assistance and ongoing administrative and acquisition support through his planned retirement, the Company has entered an Agreement of Retirement and Release Agreement, effective October 1, 2021 (“Retirement Agreement”), with Mr. Merkle.

Pursuant to his Retirement Agreement and in connection with Mr. Merkle’s transition into a new role with the Company, if Mr. Merkle signs and does not revoke the Retirement Agreement within the statutory seven-day revocation period, the following terms will apply:

•	Mr. Merkle will continue to receive a base salary of $340,000 and benefits, each representing the level that existed immediately prior to the execution of the Retirement Agreement;

•	Mr. Merkle will receive a lump sum payment equal to six months of his base salary that was in effect immediately prior to October 1, 2021;

•	Mr. Merkle will receive a one-time bonus of 100% of his target annual bonus received in 2021, and he will receive a pro rata bonus for fiscal 2022, to the extent that one is paid;

•

Any unvested stock options, restricted stock units and performance stock units granted under the Company’s 2017 Omnibus Equity Plan (“Equity Plan”) to Mr. Merkle scheduled to vest in January 2022 and February 2022 will vest in January 2022 and February 2022, respectively, pursuant to the terms of their respective award agreements. No additional equity grants will be made during this transition period; and

•

Mr. Merkle will be considered eligible for retirement in October 2022, and his remaining outstanding equity awards will vest according to the retirement provisions of their respective award agreements.

The Retirement Agreement also contains customary confidentiality and non-disparagement provisions and a release of claims.

Item 9.01	Financial Statements and Exhibits.

(d)    Exhibits.

Exhibit No.	Description

99.1	Chart Industries, Inc. News Release, dated October 7, 2021, announcing the appointment of Joe Brinkman as Chief Financial Officer.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Chart Industries, Inc. (Registrant)
Date: October 7, 2021

	By:	/s/ Jillian C. Evanko
Jillian C. Evanko
Chief Executive Officer and President

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